Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisk denote omissions.
Exhibit 10.46
EXTRACORPOREAL DISPOSABLES DISTRIBUTION AGREEMENT
               This Agreement, dated as of June 15, 2009 (the “Effective Date”), is between Medisystems Corporation, a Washington corporation with offices at 439 South Union Street, 5th Floor, Lawrence, Massachusetts 10843 (together with its affiliates, “MDS”) and Gambro Renal Products, Inc., a Colorado corporation with offices at 14143 Denver West Parkway, Lakewood, Colorado 80401 (together with its affiliates, “Gambro”). MDS and Gambro shall each be referred to herein as a “Party” and collectively as the “Parties”.
               In consideration of the mutual promises made herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:
     1.0 BACKGROUND
          1.1 The following are examples of certain disposable medical devices useful in dialysis therapies (collectively, the “Products”):
                    Non-cartridge blood tubing sets designed for use with Fresenius dialysis monitors (“BTL”).
          MDS designs and supplies certain Products under Specifications (as hereinafter defined) including MDS labeling which MDS controls and currently has produced by subsidiaries or contract manufacturers as set forth in Exhibit B (“MDS Products”). Gambro wishes to purchase certain MDS Products for resale to DaVita (as defined below) and certain of its other dialysis customers in certain countries of the world as listed in Exhibit A (the “Territory”).
     2.0 TERM OF AGREEMENT
          2.1 The term (including any extensions, the “Term”) of this Agreement shall be for a five (5) year period beginning on the Effective Date of this Agreement. The Agreement shall terminate at the end of the Term, unless the Parties agree on provisions for an extension of the Term not less than six (6) months prior to the date on which this Agreement would otherwise terminate.
     3.0 MDS PRODUCTS
          3.1 The MDS Products that Gambro wishes to purchase pursuant to this Agreement are listed in Exhibit B as “MDS BTL”, as such Exhibit B may be amended from time to time by mutual agreement of the Parties. The codes of the MDS Products that are the subject of this Agreement are hereafter referred to as “Codes”. The Codes shall meet specifications as set forth in Exhibit C, or as such specifications, including labeling, may be modified from time to time pursuant to Sections 9.1, 9.2 and 9.3 (the “Specifications”), provided that such modifications are agreed upon in amendments to Exhibit C signed pursuant to Section 18.2 hereof.
          3.2 MDS reserves the right, at its sole discretion, to incorporate clinical use enhancements or developments in existing Codes of the MDS Products or to supply existing Codes from alternate manufacturing sites or manufacturers even if MDS designates them with a different Code suffix, provided that (i) no price increase is requested by MDS, (ii) the change does not alter the Specifications (other than the Code suffix), and (iii) the change does not, in MDS’ reasonable opinion, materially change the manufacturing process for the Codes or materially change the Codes. If any of the preceding clauses are not satisfied, Gambro shall not be required to accept such change, unless, in the reasonable opinion of Gambro, the change does not adversely affect the Code’s conformance to the Code’s material performance characteristics.
     4.0 PURCHASES AND ORDERS
          4.1 Subject to the terms and conditions of this Agreement, MDS shall sell the Codes listed in Exhibit B to Gambro and Gambro shall purchase the Codes listed in Exhibit B for use or resale by Gambro only in the Territory.
          4.2 “Contract Year” shall mean for the first Contract Year, that period of time commencing on the Effective Date of this Agreement and ending on December 31, 2009. Thereafter, each Contract Year shall be from January 1 through December 31 of each calendar year during the Term of this Agreement, except that the last Contract Year shall end on the termination or expiration date, if different than December 31.
          4.3 During the Exclusive Period (as defined below), Gambro hereby agrees to sell, directly or indirectly (including without limitation to include sales through agents, representatives or distributors) to DaVita Inc., DaVita affiliated entities, DaVita dialysis clinics, DaVita management contract clinics, and clinics or entities jointly owned by DaVita or DaVita affiliates (collectively, “DaVita”) BTL sourced only and exclusively from among MDS BTL listed in Exhibit B (the “Exclusive Products”). During the Exclusive Period, MDS hereby agrees not to sell, directly or indirectly (including without limitation to include sales through agents, representatives or distributors) MDS BTL to DaVita; provided, however, that this obligation shall expire prior to the expiration of the Term or earlier termination of this Agreement in the event DaVita (i) ceases to have any material contractual ongoing purchase obligations with respect to BTL to Gambro which can be satisfied through the purchase of MDS BTL from Gambro, or (ii) ceases to purchase at least [**] percent ([**]%) of its BTL requirements (such requirements including, without limitation, all of DaVita’s purchase, use, and/or inventory requirements for BTL (hereinafter, “BTL Requirements”)) from Gambro in the form of MDS BTL (as measured by Calendar Quarter, or at the reasonable request of MDS, on a rolling [**] month basis),it being understood that Gambro shall not be deemed to be in breach of this requirement, and MDS shall not have the right to immediately terminate this Agreement, if such failure to satisfy such requirement is due to (i) DaVita’s purchases of MDS BTL from MDS, Henry Schein or other third party MDS customers, (ii) MDS’ failure to deliver conforming MDS BTL pursuant to accepted Gambro Delivery Orders, or (iii) a material increase in the percentage of DaVita joint venture or managed clinics, to the extent such clinics are not obligated to purchase at least [**]% of their BTL requirements from Gambro under any agreement with DaVita; provided that during the Term Gambro shall not enter into any agreement or amendment with DaVita which imposes a lower purchase requirement for DaVita with respect to BTL to be purchased from Gambro in aggregate or with respect to any type of DaVita dialysis clinic or facility, or which would impair in any way DaVita’s obligation to buy MDS BTL from Gambro hereunder. Notwithstanding the foregoing, Gambro shall be deemed to be in breach of this requirement, and MDS shall have the right to immediately terminate this Agreement, if in any [**] consecutive Calendar Quarters (or at the reasonable request of MDS, [**] consecutive rolling [**] month periods) during the Exclusive Period DaVita purchases less than [**] percent ([**]%) of its BTL Requirements from Gambro in the form of MDS BTL, except if such failure occurs due to DaVita’s purchases of MDS BTL from MDS, Henry Schein or other third party MDS customers, or due to MDS failure to deliver conforming MDS BTL pursuant to accepted Gambro Delivery Orders. Gambro agrees that during the Exclusive Period, MDS shall not be deemed to be in breach of its exclusivity obligations under this Section 4.3 with respect to MDS BTL sold to DaVita, and that Gambro shall not have the right to immediately terminate this Agreement, if (X) sales to DaVita of MDS BTL made by third party customers of MDS do not in any given month exceed [**] percent ([**]%) of DaVita’s BTL Requirements (such sales to be counted as sales by Gambro for purposes of determining compliance with the [**]% requirement set forth herein), (Y) MDS agrees to use commercially reasonable efforts to stop such third party sales promptly upon receiving notice thereof from Gambro, and (Z) MDS agrees to use commercially reasonable efforts to ensure that, from and after the start of the Exclusive Period, MDS’ agreements with third party customers (including distributors) prohibit sales of MDS BTL to DaVita. If such sales exceed [**] percent ([**]%) of DaVita’s BTL Requirements for [**] consecutive months following the delivery of written notice thereof to MDS, Gambro shall have the right to terminate this Agreement upon thirty (30) days notice. For purposes hereof, the “Exclusive Period” shall mean the period of time commencing on [**] and continuing through the expiration of the Term, except as provided herein (it being understood that MDS shall use commercially reasonable efforts to have the Exclusive Period commence prior to [**]). In the event [**], Gambro agrees that the Exclusive Period shall not commence until MDS is [**], it being understood that MDS shall endeavor in good faith to ensure that the Excusive Period can commence on [**], and further that in any event that the Exclusive Period shall start on or before [**]. Gambro further agrees that the Exclusive Period shall not commence until Gambro has confirmed to MDS that (i) Gambro has sufficient warehouse space and inventory of MDS BTL (consistent with the initial Delivery Orders set forth Section 4.5 below) to support its obligations hereunder and (ii) DaVita shall purchase MDS BTL from Gambro pursuant hereto (provided that in any event Gambro warrants that DaVita shall commence purchasing at least [**] percent ([**]%) of its BTL Requirements from Gambro in the form of MDS BTL on or before [**], it being understood that Gambro shall not be deemed to be in breach of this requirement and that MDS shall not have the right to immediately terminate this Agreement if the reason for DaVita’s failure to purchase [**]% of its BTL requirements from Gambro in the form of MDS BTL is due to (i) DaVita’s purchases of MDS BTL from MDS, Henry Schein or other third party MDS customers, or (ii) MDS failure to deliver conforming MDS BTL pursuant to accepted Gambro Delivery Orders). MDS agrees that Gambro may commence non-exclusive sales of MDS BTL to DaVita as soon as practical after receipt of the MDS BTL deliveries set forth in Section 4.5. Gambro understands and agrees that Henry Schein may continue to sell to DaVita during the Exclusive Period any inventories it may have of MDS BTL supplied by MDS prior to the start of the Exclusive Period pursuant to Henry Schein’s contract with DaVita; provided that MDS agrees that it will not accept purchase orders for MDS BTL from Henry Schein for sale to DaVita after [**]. Gambro and MDS shall endeavor in good faith to agree on the most suitable transition to the Exclusive Period, including but not limited to providing Gambro the option, subject to Henry Schein’s consent, to purchase any inventory in Henry Schein’s possession as of [**]. Gambro represents that DaVita is obligated, during the Term of this Agreement, to purchase at least [**] percent ([**]%) of its BTL requirements from Gambro, and that Gambro may satisfy this requirement through the sale to DaVita of the MDS BTL to be sold hereunder. Gambro further represents that it shall use all commercially reasonable efforts to ensure that DaVita satisfies this obligation.
          4.4 This Agreement does not confer any additional distribution rights to Gambro. The Parties agree to evaluate, in good faith, any opportunity to expand or modify the Territory as such opportunities materialize, provided (i) that any exclusivity agreed by the Parties shall be deemed irreversible for the remaining term of the Agreement, except as otherwise provided herein (including, without limitation, as provided in Section 4.3 hereof), and (ii) that both MDS and Gambro will have the right to suggest such expansion or modification. The Parties further agree to undertake such evaluation in a manner which is not unreasonably conditioned or delayed.
          4.5 On or before the [**] day of each month (or if the [**] falls on a non-business day, the day immediately thereafter which is a business day) during the Term of this Agreement (the “Order Date”), Gambro will provide MDS with one or more non-cancellable delivery order(s) (a “Delivery Order” or “Delivery Orders”) for the MDS Products. All Delivery Orders provided on or before the [**] day of a month (or the next succeeding business day) shall be deemed to have the same Order Date; any Delivery Order provided to MDS after the [**] day of the month (or the next succeeding business day) shall be deemed to have an Order Date on the [**] day of the subsequent month (or the next succeeding business day of that subsequent month). The requested delivery date (“Due Date”) provided by Gambro on each Delivery Order having the same Order Date shall be not earlier than [**] days after such Order Date. Unless MDS has otherwise notified Gambro within [**] business days of receipt from Gambro, MDS shall be deemed to have accepted the Delivery Order, including Due Date. Each Gambro Delivery Order for delivery to each DDP Location (as hereinafter defined) shall conform to the per Code or per MDS Product quantity minimums and multiples stated in Exhibit B. Notwithstanding the foregoing, within [**] business days of the Effective Date, Gambro shall place Delivery Orders for [**] MDS BTL for delivery in [**], and [**] MDS BTL for delivery in [**] (such Delivery Orders collectively hereinafter referred to as the “Initial Orders”), provided that, in selling these volumes, Gambro will not be bound by the exclusivity obligations set forth in Section 4.3 above until the commencement of the Exclusive Period. MDS agrees that Gambro shall have no obligation to place Delivery Orders, other than Initial Orders, pursuant to this Section 4.5 until the commencement of the Exclusive Period. MDS agrees that the MDS BTL shipped to Gambro under the Initial Orders shall have at least [**] months remaining shelf life at the time of delivery to Gambro. MDS shall promptly notify Gambro in the event it anticipates any delay to the start of the Exclusive Period beyond [**] due to anticipated ongoing sales of MDS BTL from Henry Schein to DaVita, and shall discuss in good faith with Gambro alternatives for reducing Gambro’s carrying costs associated with the Initial Orders, including, without limitation, delayed payment terms on the Initial Orders or delayed delivery schedules on such orders.
          4.6 Any Delivery Orders with a common Due Date and DDP Location that cumulatively comprise less than the number of pallets required to comprise full container loads or truck loads as indicated in Exhibit B, shall be subject to freight cost premiums as quoted to Gambro by MDS at the time the Delivery Order is accepted.
          4.7 During the period commencing [**] months after the commencement of the Exclusivity Period through the expiration of the Term, and except as set forth in Section 4.8 below, MDS shall not be required to accept any Gambro Delivery Orders with a common Order Date to the extent that the aggregate quantity of Codes in any Code Group (as defined in Exhibit B) so ordered exceeds [**] percent ([**]%) of the average monthly quantity ordered of that Code Group during the immediately preceding [**] months, provided that MDS will make commercially reasonable efforts to accept such excess. If accepted, such excess quantities shall, at MDS’ option, be deemed to have an Order Date on the [**] day of the next subsequent calendar month and shall remain subject to the provisions of this Section. In such event, however, such excess amount shall count towards the [**]% limit applicable to such following Order Date; provided that MDS will make commercially reasonable efforts to supply such excess. If MDS reallocates any Gambro Delivery Orders pursuant to this Section 4.7, it shall consult with Gambro to determine which orders shall be reallocated to a future Order Date. During the period commencing on the start date of the Exclusivity Period through [**] months after the commencement of the Exclusivity Period, Gambro Delivery Orders with a common Order Date must be for a minimum of [**] units (it being understood that MDS shall consider in good faith Gambro Delivery Orders below this unit level during this [**] month period where such lower unit levels are due to DaVita’s inventory levels of MDS BTL purchased from Henry Schein or DaVita’s ongoing purchases of MDS BTL directly from MDS, out of Henry Schein inventories or out of the inventories of other third party MDS customers) and no more than [**] units. During the period commencing on the Effective Date through the start of the Exclusive Period, MDS shall not be required to accept any Gambro Delivery Orders other than the Initial Orders; provided that MDS will make commercially reasonable efforts to accept orders in excess of the Initial Orders.
          4.8 Notwithstanding the foregoing, during the final [**] months of this Agreement as determined in accordance with Section 2.1 hereof, MDS have no obligation to accept Gambro Delivery Orders to the extent that the aggregate quantity of Codes in any Code Group so ordered for delivery in such final [**] month period exceeds the aggregate quantities ordered by Gambro during the immediately preceding [**] months.
          4.9 By the [**] business day of each month during the Term of this Agreement, Gambro shall provide MDS with a non-binding forecast of the quantity of each Code Gambro estimates it shall place orders for during the following [**] months. These forecast figures will be e-mailed to the General Manager, Medisystems.
          4.10 By the [**] business day of each [**], Gambro shall provide its ending inventory by Code and warehouse and aggregate end user sales information by Code and warehouse for DaVita as well as for all other customers in aggregate, in each case from the previous [**] to MDS.
     5.0 SHIPMENT OF MDS PRODUCTS
          5.1 MDS will ship the MDS Products, [**] to Gambro’s warehouses in [**] (the “DDP Locations”) at the prices listed in Exhibit D. Title for MDS Products shall pass to Gambro upon delivery at the DDP Locations. MDS and Gambro may agree to add new DDP Locations in the Territory at any time provided the incremental cost for delivery to such DDP Locations shall be added to the delivery price by amendment to Exhibit D, signed pursuant to Section 18.2 hereof.
          5.2 MDS shall prepare and send by facsimile transmission or via e-mail to Gambro a packing list for each shipment of MDS Products. This shipping information will include Gambro’s specific purchase order number, item shipping quantities, and item back order information. When MDS has the necessary systems and procedures in place, the packing slip will also accompany the shipment to avoid loss of missing faxes and to reduce the chance of mismatching the paper to the shipment.
          5.3 MDS shall notify Gambro as soon as MDS becomes aware that any shipment may not be delivered on or within the period prior to the Due Date and ending [**] days after the Due Date applicable to a Delivery Order, such period being hereinafter referred to as the “Delivery Window”. Except as set forth in Section 8.1, if MDS is delinquent with Delivery Orders properly placed by Gambro and accepted by MDS in accordance with the terms of this Agreement, and as a result, to the degree that Gambro has insufficient MDS Products to ship to its customer in its customary manner and at customary prices, MDS will be responsible for incremental freight costs including all priority and cross shipping charges associated with MDS delayed order fulfillment provided that the proper documentation of such incremental charges is produced, with prior written authorization by MDS, of which such authorization shall not be unreasonably conditioned, withheld or delayed.
          5.4 Gambro shall notify MDS in writing of any claim relating to: (i) any MDS Product that is damaged or does not conform to the MDS Product Specifications at the time title to such MDS Product is transferred to Gambro, or any MDS Product packaging that is damaged at the time title to such MDS Product is transferred to Gambro, within [**] days of Gambro’s receipt of such shipment; or (ii) any shortage in quantity of any shipment of MDS Product, within [**] days of Gambro’s receipt of such shipment. In the event of rejection of such non-conforming or damaged MDS Product, any such damaged MDS Product packaging, or shortage, MDS, unless it reasonably disputes Gambro’s claim, shall, subject to Section 5.5 below, replace the MDS Product or make up the shortage within [**] days of receiving such notice, provided that MDS has sufficient conforming MDS Products in its inventory to do so, at no additional cost to Gambro, and shall make arrangements with Gambro for the return or destruction of any rejected MDS Product, such return shipping charges or costs of destruction to be paid by MDS. If sufficient conforming MDS Products are not available, MDS shall use commercially reasonable efforts to replace the nonconforming MDS Products with conforming MDS Products at no additional cost to Gambro as soon as possible, but in no event shall the replacement time exceed [**] days. In addition to the foregoing, in order to minimize the possibility of any inventory shortages resulting from the unavailability of sufficient conforming MDS Product, MDS agrees that it will deliver conforming MDS Product as it becomes available and will not wait until full replacement quantities are available. The provisions of this Section 5.4 apply only to claims relating to MDS Products that have not yet been shipped to customers. Returns of MDS Products that have been shipped to customers are governed by the provisions set forth in Section 11.3.
          5.5 In the event of a conflict regarding any nonconforming MDS Product which Gambro and MDS are unable to timely resolve, samples of the MDS Products shall be submitted by [**] to an independent laboratory reasonably acceptable to both Parties for testing against the Product Specifications and the test results obtained by such laboratory shall be final and binding upon the Parties. The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such laboratory’s findings are made. In the event the test results indicate that the MDS Product in question does not conform to the Product Specifications, MDS shall replace such MDS Product with conforming MDS Product at no additional cost to Gambro within [**] days after receipt of such results, provided that MDS has sufficient conforming MDS Product in its inventory to do so. If sufficient conforming MDS Product is not available, MDS shall use commercially reasonable efforts to replace the nonconforming MDS Product with conforming MDS Product at no additional cost to Gambro as soon as possible, but in no event shall the replacement time exceed [**] days. In addition to the foregoing, in order to minimize the possibility of any inventory shortages resulting from the unavailability of sufficient conforming MDS Product, MDS agrees that it will deliver conforming MDS Product as it becomes available and will not wait until full replacement quantities are available.
          5.6 Gambro accepts MDS’s standard packaging and palletizing methods as specified in Exhibit B. MDS will examine proposals to modify the palletizing methods as requested by Gambro, and provided these modifications are approved by MDS, Gambro agrees to pay any additional costs and to accept responsibility for any damage related to the new packaging methods. MDS will use reasonable best efforts to revisit its pallet size and work to conform to the Gambro rack height configurations.
     6.0 PRICES
          6.1 MDS will sell the Codes meeting the Specifications set forth in Exhibit C to Gambro, and Gambro agrees to buy the Codes from MDS at the base prices and at DDP Locations listed in Exhibit D (“Base Prices”). MDS makes no commitment to provide any Code at these Base Prices beyond [**], provided, that, any such increases shall be subject to verification by an independent third party auditor selected and engaged by Gambro, and reasonably acceptable to MDS, of the underlying cost increases. The Parties agree that any information provided to such independent third party auditor shall be treated as strictly confidential by such auditor, and shall not be disclosed to Gambro; such independent third party auditor only being authorized to verify or not verify the requested price increase and the extent to which the underlying costs are reasonably within MDS’ control. No information provided to any such independent third party auditor may be copied, reproduced or removed from MDS’s premises.
          6.2 The quantity prices listed in Exhibit D are set forth on the basis of the total quantity of Delivery Orders placed during each Contract Year for Codes. Prices include [**] DDP Gambro’s warehouse locations specified in Exhibit D.

          6.3 It is expressly agreed that Base Prices for the Codes include [**], (“Premiums”) will be invoiced to Gambro.
          6.4 Gambro agrees to sell the MDS Products in accordance with the terms, covenants and conditions contained in this Agreement. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Gambro shall, in its sole and absolute discretion, determine the resale prices for the MDS Products.
     7.0 PAYMENT
          7.1 The terms of payment for the MDS Products purchased by Gambro under this Agreement shall be [**] days from MDS’s invoice date; provided that Gambro shall receive a [**] percent ([**]%) discount from the invoiced amount in the event payment is received by MDS on or before [**] days after the invoice date. Any amounts not paid within [**] days from the invoice date shall be subject to a service charge until paid, in an amount equal to [**]% per month. Such service charge shall be computed on the last working day of the calendar month, on a pro rata basis if applicable, for invoices [**] days old or more. In addition, if full payment including service charge is not received by MDS within [**] days from MDS’s invoice date MDS may restrict weekly sales to Gambro to a dollar amount equal to the payments received from Gambro in the previous week. If full payment is not received by MDS within [**] days of MDS’s invoice date Gambro shall be considered to be in material breach of this Agreement and subject to Section 14.1. MDS may invoice Gambro upon email notification to Gambro that Codes are available for carrier pickup at the DDP Locations listed in Exhibit D.
          7.2 All Gambro payments are to be made by either wire transfer or ACH transfer and remitted to the financial institution designated by MDS to receive such payments.
     8.0 ADDITIONAL OBLIGATIONS REGARDING DELAYED AND REPLACEMENT PRODUCTS
          8.1 MDS assumes no liability and shall not be liable to Gambro for any failure to fill or delay in filling Delivery Orders received from Gambro and accepted by MDS to the extent such failure or delay results from strikes, lockouts, or any other labor troubles, floods, fires, accidents, import or shipping delays, delays in the delivery of raw materials, parts or completed merchandise by the supplier thereof, or any cause beyond the reasonable control of or occurring without the fault of MDS. In the event of any delay caused by any of the above, MDS shall use commercially reasonable efforts to fulfill Gambro’s Delivery Orders in a timely fashion, provided, however, that in the event of a shortage of available MDS Products, whether resulting from market conditions, manufacturing constraints, FDA action against any company or otherwise, MDS will use commercially reasonable best efforts to allocate in reasonable proportion to Gambro’s market share, as compared to the total market size. MDS shall notify Gambro promptly if it anticipates any potential delay in the filling of any of Gambro’s Delivery Orders caused by any of the above.
          8.2 Notwithstanding Section 4.3, Gambro may, at its option, be relieved of its commitment to purchase the BTL listed in the Exclusive Products only from MDS and shall have the right to purchase replacement Products from other suppliers or manufactured by Gambro, in whole or in part, at Gambro’s option and at its own expense, should MDS, for the reasons specified in Section 8.1, be unable to supply Delivery Orders and such inability continues for [**] days after the first delivery date is missed; provided that Gambro, prior to exercising its option hereunder, must provide MDS written notice of its intention to exercise its option hereunder, and provide MDS the opportunity to cure such inability to supply within [**] days of receipt of Gambro’s notice thereof. Gambro agrees to work in good faith with MDS to resolve any issues associated with any inability to supply hereunder.
          8.3 Notwithstanding Section 4.3, Gambro may, at its option, be relieved of its obligations with respect to any specific Delivery Order, in whole or in part, at Gambro’s option, should a delay caused by an event described in Section 8.1 occur, if such delay is uncured within [**] days after the Delivery Window of such Delivery Order. To the extent MDS is unable to deliver within [**] days after the Delivery Window applicable to any Delivery Order MDS Products delayed by an event described in Section 8.1, Gambro may purchase replacement Products from other suppliers or manufactured by Gambro, in each case at its own expense, notwithstanding the obligations of Section 4.3.
          8.4 Except as set forth in Sections 4.5, 4.7, 4.8 and 8.1, if MDS is unable to deliver MDS Products during the Delivery Window applicable to an accepted Gambro Delivery Order, or MDS replaces MDS Products pursuant to sections 11.3, 13.2 or 16.1, MDS will deliver or replace the MDS Products as soon as possible, on an expedited basis (via air freight, exclusive use truck, overtime customs clearance or similar means) at MDS’ expense if requested by Gambro.
          8.5 In addition to those rights set forth in Sections 5.4 and 8.4, and except as set forth in Sections 4.5, 4.7, 4.8 and 8.1, to the extent MDS is unable to deliver MDS Products within [**] days of the Delivery Window applicable to an accepted Gambro Delivery Order (the number of units of MDS Products not delivered within [**] days of the Delivery Window applicable to an accepted Gambro Delivery Order hereinafter referred to as the “Shortfall”), MDS shall promptly notify Gambro thereof and, in MDS’ sole discretion, deliver to Gambro within [**] days of the Delivery Window either (i) alternate MDS BTL in quantities equivalent to the Shortfall, or (ii) alternate Products at effective pricing no greater than as listed on Exhibit D for the MDS BTL subject to the Shortfall, provided such alternate Products are determined to be reasonably suitable alternatives by Gambro or its customers (such alternate Products under this Section 8.5 (ii) hereinafter referred to as “Substitute Product”) for purposes of addressing the Shortfall. If MDS does not have sufficient quantities of alternate MDS BTL to deliver to address the Shortfall within such [**] day window, or Gambro or its customers reasonably determines that no other alternate Product offered by MDS is a suitable alternative to the MDS BTL sold hereunder, then Gambro may, at its option, purchase replacement Products from other suppliers or manufactured by Gambro to the extent necessary to meet its and its customers’ immediate needs, up to the amount of the Shortfall, and [**] and in no event shall [**] hereunder. In the event MDS remains unable to deliver MDS Products or Substitute Products in full satisfaction of accepted Gambro Delivery Orders placed over [**] consecutive months, either Gambro or MDS may terminate this Agreement upon written notice to the other effective at the end of such [**] month period. In addition to the foregoing, Gambro also reserves the right to cancel outstanding accepted Gambro Delivery Orders if not delivered within [**] days of the Delivery Window and MDS is not able to provide, within that [**]day period, assurances reasonably acceptable to Gambro that MDS will be able to fulfill those outstanding orders.
          8.6 In addition to the rights and obligations set forth in Section 8.5, MDS shall[**], and provided that Gambro will [**]; and provided further that MDS shall have no obligation to[**] pursuant hereto over the Term of this Agreement. MDS may [**]
          8.7 Gambro and MDS will make a cooperative effort to evaluate and implement supply chain improvement opportunities, as mutually agreed upon.
     9.0 MDS PRODUCT CHANGES AND NEW MDS PRODUCTS
          9.1 During the Term of this Agreement, MDS shall offer to incorporate into the MDS BTL to be sold by Gambro under this Agreement any MDS BTL clinical use enhancements or developments or new MDS BTL that MDS designs, which enhancements, developments or products MDS controls, such enhancements being subject to prior sale, exclusive license or exclusive contract.
          9.2 If Gambro agrees in writing to accept any such enhancement or development or new MDS BTL, then the

Parties shall meet in good faith to discuss any price adjustment made necessary or possible by such enhancement or development, provided (i) that such price adjustment for such improvement shall be no more than proportionate to any price adjustment MDS is able to successfully negotiate with other key customers, and (ii) that such price adjustment is not higher than the volume-based price adjustment to any other MDS customer in the Territory. Pursuant to agreement between the Parties in writing on any price adjustment for such enhancement or development, Exhibits B, C and D shall be amended to incorporate such changes. Notwithstanding the above, MDS reserves the right to incorporate clinical use enhancements or developments in MDS BTL as described herein, in accordance only with Section 9.3, provided that no price increase is requested by MDS.
          9.3 MDS shall notify Gambro in writing, using the “Vendor Notice of Change” form attached as Exhibit E, at least [**] days prior to any substantial change in Specifications of the MDS Products, components of the MDS Products or packaging which may necessitate in-servicing or notification to end-users. Notwithstanding anything in this Agreement to the contrary, if MDS provides such notice to Gambro, Gambro shall have the right to test such MDS Product, components or packaging, including [**], to confirm that it would not result in an adverse change in the clinical results and/or product quality/reliability of the MDS Product. If Gambro, upon completion of such testing, notifies MDS in writing (which must occur no later than [**] days following MDS’ Vendor Notice of Change) that, in Gambro’s reasonable judgment, an adverse change would result, MDS shall notify Gambro in writing, within [**] days thereafter, whether it will continue to supply the existing MDS Product to Gambro. If MDS notifies Gambro that it will not, Gambro shall have the right to terminate this Agreement on one hundred and eighty (180) days written notice; provided that, during such 180-day period, MDS shall, at Gambro’s option, continue to supply the existing MDS Product to Gambro.
     10.0 REGULATORY RESPONSIBILITY; LABELING; ADVERTISING, PROMOTIONS AND TRADE NAMES
          10.1 MDS shall be responsible, at its expense, for complying with all applicable regulatory requirements of the U.S. Food and Drug Administration (“FDA”) relating to the sale or use of the MDS Products, including but not limited to obtaining authorization or clearance under Section 510(k) of the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the “Act”). Failure of an MDS Product to meet the applicable FDA requirements or to obtain FDA approval or clearance shall be considered a material breach of this Agreement by MDS, except where such failure results from any cause or event arising from the responsibility of Gambro under this Agreement or from a breach by Gambro or one or more of its representations and warranties under this Agreement, or is otherwise attributable to Gambro or its customers. In such event, Gambro shall have the right to (i) terminate this Agreement under Section 14.1 (provided such breach is not cured within [**] days of notice from Gambro thereof), (ii) terminate any specified Delivery Order(s) under Section 12.1 and/or (iii) if MDS is unable to deliver alternate MDS BTL or Substitute Products within [**] days of receipt of notice of such failure from Gambro to replace those MDS Products which fail to meet the applicable FDA requirements, or which fail to obtain FDA approval, purchase Products from others or to manufacture such Products itself to replace those MDS Products which fail to meet the applicable FDA requirements, or which fail to obtain FDA approval. In the event Gambro exercises its rights under Section 10.1 (iii), MDS shall [**]. Notwithstanding the foregoing, if MDS’ inability to supply MDS Products complying with applicable regulatory requirements persists for longer than [**] months and MDS is unable to provide Substitute Products, either Gambro or MDS may terminate this Agreement effective at the end of such [**] month period. [**] as a result of a failure or inability to supply product complying with applicable regulatory requirements; provided that Gambro will [**] and provided further that MDS shall have no obligation [**] in connection with any Delivery Order not complying with applicable regulatory requirements [**], in aggregate, pursuant hereto over the Term of this

Agreement. [**], subject to applicable confidentiality restrictions, and [**].
          10.2 Each use on the MDS Products of any MDS trade name owned or controlled by MDS (a “MDS Trade Name”) shall inure to the benefit of MDS. Should any such use vest in Gambro any rights in any MDS Trade Name, Gambro shall transfer such rights to MDS or its designee upon request of MDS.
          10.3 MDS represents and warrants to Gambro that MDS has the right to authorize and so authorizes Gambro to use any MDS Trade Name that MDS requests be used on or with MDS Products sold under this Agreement. MDS shall indemnify and hold Gambro harmless from any and all claims, liability, damages, loss, cost, or expense (including reasonable attorneys’ fees and expenses) arising out of, based on, or caused by any claim that the use by Gambro of an MDS Trade Name in a manner approved by MDS infringes (or is alleged to infringe) upon any copyright, right to use, trade name, trademark or other right of any person or entity.
          10.4 Except as provided in this Agreement, Gambro shall not use any MDS Trade Name, trademark, logo, or any trade name, trademark or logo confusingly similar therewith in any MDS Product advertisement or display. Notwithstanding the foregoing, MDS agrees to co-label MDS BTL sold by Gambro hereunder with Gambro’s name and logo, if requested in writing by Gambro, so long as Gambro orders of MDS BTL exceed [**] Units-of-Sale per month, and provided that, in the case of the first order of co-labeled MDS Product, MDS shall have [**] days to comply with any co-labeling request by Gambro, which shall comprise mutually approved camera-ready art. Gambro shall indemnify and hold MDS harmless from any and all claims liability, damages, loss, cost or expense (including reasonable attorney’s fees and expenses) arising out of, based on, or caused by any claim that the use by MDS of a Gambro mark pursuant hereto in a manner approved by Gambro infringes (or is alleged to infringe) upon any copyright, right to use, tradename, trademark or other right of any person or entity.
          10.5 Packaging for each unit-of-sale comprises multiples of each Code, whether such Codes are individually pouched or not, in cartons which are sealed, shippable and contain all such Codes’ labeling or references required by end-users (the “Unit-of-Sale”). Such Codes’ Units-of-Sale are detailed in Exhibit B herein. Gambro acknowledges that it will store, ship, handle and sell the MDS Products in their original, unopened Unit-of-Sale and in accordance with the labeling, and Gambro will not remove, modify, repack, amend or relabel such Unit-of-Sale without prior, written approval of MDS.
          10.6 Gambro hereby agrees that any written or oral statement, warning or representation made by Gambro or its representatives in any advertising, publicity, promotion or sale regarding any of the MDS Products shall be consistent with the labeling of the MDS Products.
          10.7 Gambro agrees to use its commercially reasonable best efforts to promptly notify MDS whenever it becomes aware of the use of the MDS Products in a manner inconsistent with the labeling or the indications for use.
          10.8 Gambro shall have the right to include the MDS Products as part of its marketing strategy and value proposition for its hemodialysis products. Gambro agrees to obtain MDS’s written authorization prior to the first publication or distribution of any advertising, displays or promotional material regarding or referencing the MDS Products. To that end, Gambro shall provide MDS with draft proofs of all marketing materials to be used in promoting the MDS Products. Unless MDS has notified Gambro of its disapproval of such materials within [**] days of receipt from Gambro, MDS shall be deemed to have consented to the use of such materials without any further action required on the part of Gambro.
          10.9 During the Term of this Agreement, Gambro shall allow MDS to buy back MDS Product from Gambro’s inventory, provided that, unless such buy back is intended to satisfy a regulatory obligation (such as a recall or correction and removal), Gambro shall not be required to sell inventory back to MDS if such sale could adversely affect Gambro’s ability to meet its customers’ requirements. Such product shall be used at MDS’ discretion for post market testing, product quality audits, market acceptance studies, stock rotation, market withdrawal, or other purposes in compliance with 21 CFR § 806, “Medical Devices; Reports of Corrections and Removals.” The definition of market withdrawal, and the interpretation of stock rotation, shall be according to 21 CFR § 806.2(h). MDS shall issue a returned goods authorization to Gambro for such inventory of MDS Products to be purchased by

MDS. MDS agrees to purchase such inventory of MDS Product from Gambro at a cost equal to Gambro’s original purchase price from MDS, plus any shipping or freight charges.
          10.10 Each Party shall promptly and, in any event, within [**] days of receipt of notice of inquiry, inform the other in writing of any formal or informal inquiry relating to any MDS Product by FDA or any regulatory agency of any state within the Territory.
     11.0 QUALITY CONTROL
          11.1 All MDS Products shall be subjected to a quality control inspection in accordance with MDS’s quality control standards and the applicable FDA regulations. MDS shall manufacture, or cause to manufacture, the MDS Products in accordance with (i) the applicable MDS Quality Systems and GMP Requirements, (ii) all pertinent rules, requirements and regulations from FDA, as the same may be amended from time to time, and (iii) the Product Specifications.
          11.2 The term “Lot” shall mean all MDS Products bearing the same lot number.
          11.3 If any customer of Gambro returns to Gambro MDS Products which are violative under the Act or otherwise fail to perform as intended when used in accordance with the labeled indications for use, such MDS Products may be returned to MDS, at MDS’ expense and option, provided that Gambro requests such return within [**] days of Gambro’s receipt of the non-conforming MDS Products. Prior to any MDS Product return, Gambro shall submit a written request to MDS to accept the MDS Product return. Gambro’s request shall include, at a minimum, the reason for the return or the relevant complaint reference, and the Code(s), quantities, and Lots of the MDS Products Gambro wishes to return. MDS shall accept a return of any MDS Products that are returned by a customer to Gambro where such customer alleges one of the reasons specified in the first sentence hereof. Within [**] days of the receipt by MDS of a return, Gambro shall receive, at its option, a credit or refund for such MDS Products returned to MDS, or by mutual agreement of Gambro and MDS, Gambro shall receive replacements for such MDS Products returned to MDS; provided in each case that MDS reasonably determines that such returned products fall within one of the reasons for return set forth in the first sentence hereof. If MDS reasonably determines that such returned products do not fall within one of such reasons, Gambro shall have the option to (i) either not contest the applicable customer’s return or MDS’ determination, in which case the products wrongfully returned to MDS shall be returned to Gambro, at Gambro’s expense, or (ii) contest the applicable customer’s return or MDS’ determination, in which case MDS shall send samples of the returned MDS Product to an independent third party, mutually acceptable to Gambro and MDS, to determine whether the returned products fall within one of the reasons for return set forth in the first sentence hereof. The determination of such third party shall be binding upon both parties. If the third party determines that the MDS Product was not returned for one of the aforementioned reasons, the products wrongfully returned to MDS shall be returned to Gambro at Gambro’s expense, and Gambro shall pay such third party’s fees and expenses related thereto. If the third party determines that the MDS Product was returned for one of the aforementioned reasons, [**].
          11.4 In the event that Gambro receives any complaint regarding the MDS Products, Gambro shall notify MDS promptly using a complaint communication form which form shall be substantially in the form of Exhibit F. MDS will be responsible for evaluating these complaints and promptly submitting to Gambro a statement of its findings and corrective actions as appropriate. Nothing in this section shall be deemed to relieve either party of its own reporting responsibilities under applicable FDA regulations.
          11.5 MDS shall be responsible for issuing all written and oral communications with third parties regarding any complaint about, alleged defect in, or recall of the MDS Products. Except as required by law, Gambro will make no written or oral statements regarding any complaint about, alleged defect in, or recall of the MDS Products without the prior written approval of MDS.
          11.6 During normal Gambro working hours, with prior written notice to Gambro, Gambro shall allow MDS to enter Gambro’s facilities in which MDS’ Products are stored in order for MDS to determine inventories by MDS lot number, provided, that, unless such on-site visit is for regulatory reasons, MDS may not conduct more than [**] in any [**] period and no more than [**] in any Contract Year. In addition, MDS shall have regulatory access to MDS Products in Gambro’s inventory in order for MDS to obtain MDS Product samples or otherwise analyze MDS Products in Gambro inventory for MDS trending purposes. Gambro agrees to assist MDS in such action. MDS agrees to reimburse Gambro for reasonable cost for Gambro’s labor and handling resulting from Gambro’s assistance for such action. As a condition of provision to MDS of access to Gambro’s facilities, personnel and/or documentation, all information obtained by MDS as a result of such access shall be treated as Confidential Information of Gambro under this Agreement and no such information may be copied, reproduced or removed from Gambro’s premises without Gambro’s consent.
          11.7 Upon reasonable prior notice, MDS shall, from time to time during the Term of this Agreement, but no more than [**] per Contract Year: allow an independent third party auditor selected and engaged by Gambro and reasonably acceptable to MDS to (a) tour and inspect all facilities utilized by MDS in manufacturing, finishing, testing, packaging, storing and shipping MDS Products sold to Gambro under this Agreement, provided, however, that all such tours and inspections shall be limited to a tour of the facilities and such other requirements as may be agreed to by the Parties; (b) review MDS manufacturing quality control documentation; and (c) meet with MDS quality and/or regulatory representatives. As a condition of provision to such an independent third party auditor of access to MDS’s facilities, personnel and/or documentation, such independent third party auditor shall agree to keep all information obtained as strictly confidential and shall not disclose the same to Gambro, but shall only be able to indicate whether MDS is compliant with MDS Quality System and GMP Requirements. No information provided to any such independent third party auditor may be copied, reproduced or removed from MDS’s premises.
          11.8 MDS, at its expense, shall, where applicable, prepare Material Safety Data Sheets (“MSDS”) and generate any other information and documentation related to product safety, including but not limited to physical, chemical, and biological characteristics of each of the MDS Products that Gambro requests as needed for addressing safety issues related to each MDS Product.
          11.9 Each Party will immediately (within [**] business days) notify the other Party in writing of any event or complaint that gives rise or could give rise to the need to file a Medical Device Report (an “MDR”) within the meaning of the Act, with respect to any MDS Product or the manufacture, distribution or use thereof in accordance with the MDR regulation, 21 C.F.R. Part 803. Each such written notice shall be Confidential Information under this Agreement. MDS shall have sole responsibility and authority to file MDR’s relating to MDS Products sold hereunder.
          11.10 From time to time, for mutually agreed upon services and MDS Products in the Territory, MDS may, at Gambro’s request, and as mutually agreed by the Parties, provide specialized training to clinical and/or technical instructors designated by Gambro. Such training, to the extent deemed relevant by MDS, shall consist of MDS’s standard courses for its MDS Products. Thereafter, Gambro shall train its field representatives and its customers in the Territory through training sessions or distribution of bulletins as appropriate. All incremental, out-of-pocket training course related costs, except for the materials provided during the training courses, shall be paid by Gambro, including, but not limited to, all travel and related out-of-pocket expenses.
          11.11 The training described in Section 11.10 shall be provided by MDS at a mutually agreeable location in the Territory.
          11.12 In connection with the training provided by MDS as described in Section 11.10, MDS shall furnish, at no cost to Gambro, all such training materials that are included in the course, including, but not limited to, papers, procedures, books, and manuals, and all other training, instruction, and presentation aids which MDS reasonably believes are necessary or appropriate (the “Training Materials”). MDS agrees to promptly provide to Gambro, at no charge, a copy of all additional, new and revised Training Materials which are in MDS’s possession or which MDS may develop, for all mutually agreed upon services provided. Gambro shall also have access to MDS’s customer support web site on which all recent up-date, download material and other key information is published. Gambro shall be responsible for all the costs related to the training of its own field service engineers and its customers in the field, including, but not limited to, the reproduction of relevant training materials provided by MDS at the training sessions referred to in Section 11.10. All equipment and training aids furnished by MDS for training purposes shall remain the property of MDS and will be returned to MDS upon termination of this Agreement, ordinary wear and tear excepted. MDS agrees that Gambro may freely reproduce any Training Materials, unless such items are designated by MDS as Confidential Information, in which case such items may be reproduced for Gambro’s internal use only. At MDS’s request and expense, Gambro shall return the foregoing Training Materials to MDS.
          11.13 As soon as possible, but in any event within [**] days, after the Effective Date, representatives from MDS’s and Gambro’s quality and regulatory organizations will meet to agree in good faith upon quality assurance and regulatory policies and operating principles governing the relationship hereunder.
     12.0 REPRESENTATION
          12.1 All MDS Products sold to Gambro under this Agreement are hereby represented by MDS, as of the time the title to the MDS Products is transferred to Gambro, to be not adulterated or misbranded within the meaning of the Act, and not articles which may not, under the provisions of Section 510, 514, 515 or 516 of the Act, be introduced into interstate commerce. If MDS breaches this representation with respect to any Lot, Gambro may immediately return to MDS, at MDS’s expense, any MDS Products of such Lot received by Gambro. At Gambro’s option, MDS either will immediately credit Gambro for such MDS Products, or repay to Gambro any moneys paid by Gambro for such MDS Products. Without limiting Gambro’s rights under Sections 11.3 and 10.1, Gambro may purchase Products at its own expense to replace any MDS Products which are in breach of this representation from another supplier.
     13.0 WARRANTIES AND INDEMNIFICATIONS
          13.1 MDS warrants that MDS Products sold to Gambro under this Agreement are free from defects in design, workmanship and materials and are merchantable and fit for their intended purposes. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, SECTION 12.1 AND IN THE LABELING FOR THE MDS PRODUCT, MDS MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AS TO ANY OF THE MDS PRODUCTS, OR THEIR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND MDS HEREBY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION AND WARRANTY. ALL OF THE WARRANTIES SET FORTH IN THIS SECTION 13.1 OR IN SECTION 12.1 ARE VOID AND OF NO EFFECT IF THE MDS PRODUCTS ARE NOT STORED AND USED IN ACCORDANCE WITH THE DIRECTIONS ON THE LABELING OR PRODUCT INSERTS ACCOMPANYING THE MDS PRODUCTS.
          13.2 GAMBRO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE PROVISIONS OF SECTIONS 10.1, 11.3, 13.3, 13.4 AND ARTICLE 14, MDS’ SOLE RESPONSIBILITY TO GAMBRO IN THE CASE OF BREACH OF THE FOREGOING WARRANTY OR OF SECTION 12.1 SHALL BE FOR MDS, BY MUTUAL AGREEMENT OF GAMBRO AND MDS, TO REPAIR OR REPLACE THE MDS PRODUCTS WITH RESPECT TO WHICH SUCH WARRANTY OR REPRESENTATION IS BREACHED, OR, AT GAMBRO’S ELECTION TO RETURN ALL PAYMENTS MADE BY GAMBRO TO MDS WITH RESPECT TO SUCH MDS PRODUCTS OR TO CREDIT GAMBRO IN THE AMOUNT OF ALL PAYMENTS MADE BY GAMBRO TO MDS WITH RESPECT TO SUCH MDS PRODUCTS.
          13.3 MDS hereby indemnifies and agrees to hold Gambro, its affiliates, successors and assigns harmless from and against all claims, liability, damage, cost or expense of Gambro, including its attorneys’ fees, with respect to any product liability claim brought by a Gambro customer, an employee or patient thereof or other third party arising out of, or in connection with, or as a result of the failure of any of the MDS Products to meet the representation in 12.1 or the warranty set forth in Section 13.1 at the time of delivery to Gambro. In order to discharge its obligations under this Section 13.3, MDS shall obtain and keep in force during the Term of this Agreement, product liability insurance with a limit of liability of not less than $[**] per occurrence, and naming Gambro as an additional insured.
          13.4 MDS shall defend, indemnify and hold Gambro harmless with respect to any liability of Gambro for infringement of any patent or copyright arising out of the use or sale in the Territory of the MDS Products supplied to Gambro under this Agreement. Gambro shall communicate to MDS all charges of alleged infringement within a reasonable time after their receipt. Gambro will cooperate fully with MDS in defending or otherwise resolving any charges of infringement. MDS will have full control of the defense of any litigation brought against Gambro for alleged infringement by MDS Products supplied under this Agreement; however, Gambro, at its expense, may be represented by its own counsel in any such litigation. MDS agrees to bear all other costs and expenses of litigation, including any bonds required by a court and its own attorneys’ fees in connection with such alleged infringement, and MDS will reimburse Gambro for any disbursement made by Gambro in satisfaction of any final judgment issued in such litigation.
          13.5 Gambro shall indemnify and hold MDS harmless from any and all claims, liability, damages, loss, cost, or expense (including reasonable attorneys’ fees) with respect to any claim brought by a Gambro customer, an employee or patient thereof or other third party arising out of, based on, or caused by (i) any product claims, representations, descriptions or other statements, whether oral or written, made or alleged to be made by Gambro or its representatives in any advertising, publicity, promotion or sale of any of the MDS Products where such product claims were inconsistent with the labeling, and (ii) any product claim arising out of, based on, or caused by negligent handling of the MDS Products by Gambro or its agents (including, without limitation, failure to sell MDS Products in the original, unopened Units of Sale, as described in Exhibit B). In order to discharge its obligations under this Section 13.5, Gambro shall obtain and keep in force during the Term of this Agreement general liability insurance with a limit of liability of not less than $[**], and naming NxStage as an additional insured.
          13.6 With respect to any claim for which a Party (the “Claiming Party”) seeks indemnification from the other Party (“Indemnifying Party”) under this Agreement, the Claiming Party shall: (a) advise the Indemnifying Party of any claim, proceeding or suit (individually, an “Action”), in writing, within thirty (30) days after the claiming Party has received notice of such Action or within such period of time so as not to materially prejudice the right of the Indemnifying Party with regard to the defense of such Action, whichever period is shorter; (b) assist the Indemnifying Party and its representatives in the investigation and defense of any Action for which indemnification is provided; and (c) not offer to settle, settle or otherwise compromise such Action without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld, unless such settlement fully releases the Claiming Party without any liability, loss, cost or obligation to such Party.
          13.7 NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT THAT MAY BE INTERPRETED TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR THE OTHER PARTY’S LOSS OF PROFITS, LOSS OF USE, OR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND.
     14.0 TERMINATION
In addition to the rights of termination provided elsewhere in this Agreement:
          14.1 Either party may terminate this Agreement for any material breach of it by the other party, by giving [**] days written notice to the other party, if such breach shall, as of the expiration of this [**] day period, remain uncured.
          14.2 Either Party may terminate this Agreement upon written notice to the other in the event of: (i) insolvency of the other Party, or the appointment of a receiver by the other Party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of its appointment; (ii) the adjudication of the other Party as a bankrupt; (iii) the admission by the other Party in writing of its inability to pay its debts as they become due; (iv) the execution by the other Party of an assignment for the benefit of its creditors; (v) the inability of the other Party to pay its debts as they come due; or (vi) the filing by the other Party of a petition to be adjudged as a bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other Party in any bankruptcy proceeding, or the acts of the other Party to any other judicial proceeding intended to effect a discharge of the debts of the other Party, in whole or in part.
     15.0 EFFECT OF TERMINATION
          15.1 No termination of this Agreement, other than by reason of breach of this Agreement by Gambro or if Gambro has received notice of termination pursuant to Section 14.2 of this Agreement, will relieve MDS from its obligation to deliver all MDS Products ordered pursuant to any Delivery Order of Gambro properly placed by Gambro in accordance with the provisions of this Agreement (with a Due Date falling within the Term of this Agreement), nor will any termination, other than by reason of breach of this Agreement by MDS or if MDS has received notice of termination pursuant to Section 14.2 of this Agreement, relieve Gambro from accepting and paying for all MDS Products ordered by Gambro under any Delivery Order properly issued by Gambro in accordance with the provisions of this Agreement or relieve Gambro of its obligation pursuant to Section 4.3.
          15.2 Each Party understands that the rights of termination hereunder are absolute and, except as provided otherwise in this Agreement, are cumulative with any other legal and equitable remedies that may be available to the terminating Party. Except as otherwise provided for in this Agreement, neither Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to the terminating Party’s proper exercise of its termination rights in accordance with Section 14 of this Agreement. In particular, without in any way limiting the foregoing, neither Party shall be entitled to any damages on account of prospective profits or anticipated sales related to such exercise of termination rights.
          15.3 MDS shall repurchase from Gambro, upon Gambro’s or MDS’s request, on or before [**], any inventory remaining in Gambro’s inventory from the Initial Orders at the purchase price paid for such inventory by Gambro to MDS[**], if the Exclusive Period does not commence on or before[**], as well as, upon MDS’s request, any inventory remaining in Gambro’s inventory following the termination date at the purchase price paid for such inventory by Gambro to MDS (any such repurchase to occur no later than days after the termination date). Any inventory not purchased by MDS may be sold, at Gambro’s sole discretion and to Gambro’s sole benefit, provided that (i) Gambro must comply with all applicable terms of this Agreement in connection with such sale and (ii) all such sales must be completed within one hundred and eighty (180) days of termination. If Gambro elects to sell the remaining inventory of Products, Gambro shall be considered an authorized distributor for MDS and may use any then-existing promotional material for the sole purpose of selling such remaining Gambro inventory.
     16.0 MDS PRODUCT RECALL
          16.1 If any Product defect or any final, non-appealable governmental or court action or any voluntary action by MDS results in: (a) the recall, destruction or withholding from the market of any MDS Product sold under this Agreement (a “Recall”); or (b) institution of a field correction of any MDS Product sold under this Agreement (a “Field Correction”) (Recalls and Field Corrections shall be collectively referred to herein as “Product Actions”), MDS shall bear the Direct Costs (as hereinafter defined) of and shall be responsible for all corrective actions associated with such Product Action to the extent such Product Action: (i) results from any cause or event arising from the responsibility of MDS, or from a breach by MDS of one or more of its representations and warranties, under this Agreement; or (ii) is otherwise attributable to MDS. Gambro shall bear the Direct Costs of and shall be responsible for all corrective actions associated with such Product Action to the extent such Product Action: (x) results from any cause or event arising from the responsibility of Gambro under this Agreement or from a breach by Gambro of one or more of its representations and warranties under this Agreement; or (y) is otherwise attributable to Gambro. If the Parties are equally at fault for such Product Action, or should it prove impossible to assign fault to either Party, the Parties shall share such Direct Costs equally. Regardless of the cause of the Product Action, MDS will be responsible for communication to the regulatory or governmental entities and all customers regarding such Product Action. Gambro shall provide MDS a list of all customer locations to enable MDS to fulfill its obligations hereunder. For purposes of this Section 16.1, the term “Direct Costs” shall mean all reasonable out-of-pocket costs and expenses reasonably and actually incurred by Gambro or MDS in notifying customers, destroying or returning MDS Products in connection with the Product Action, and providing replacement MDS Products in connection with the Product Action. Gambro’s rights hereunder shall be in addition to those set forth in Section 10.1.
          16.2 Gambro shall maintain complete and accurate records, for such periods as may be required by applicable law, of all the MDS Products sold by Gambro. Gambro may purchase at its own expense from another supplier, or manufacture for itself, replacement Products for recalled MDS Products.
          16.3 In the event of a recall of any of the MDS Products sold by Gambro, the Parties will cooperate fully with each other in effecting such a recall, including without limitation promptly contacting any customer of Gambro and communicating to such customer of Gambro any information or instructions that either party may desire be communicated to such customer of Gambro in conformance with the obligations of Section 11.5.
          16.4 Gambro shall not initiate any recall of MDS Products.

     17.0 DISCLOSURE OF INFORMATION
          17.1 Disclosure of information between the Parties hereto shall be covered by that certain non-disclosure agreement between the Parties hereto dated as of [**]
     18.0 OTHER PROVISIONS
          18.1 All sales of MDS Products to Gambro under this Agreement shall be subject to the provisions of this Agreement and shall not be subject to the terms and conditions contained in any Delivery Order of Gambro, or confirmation or invoice of MDS except insofar as any such Delivery Order, confirmation or invoice establishes (i) the quantity of Codes ordered for delivery, (ii) the Due Date of such Codes, and (iii) the quantity of Codes to be delivered at each DDP Location.
          18.2 This Agreement contains the entire agreement between the Parties relating to the MDS Products and all prior proposals, discussions, and writings by and between the Parties and relating to the subject matter herein are superseded by this Agreement. None of the terms of this Agreement shall be deemed to be waived by either party or amended unless such waiver or amendment is in writing and is signed by the party to be charged with such waiver or amendment, and such writing recites specifically that it is a waiver of, or amendment to, the terms of this Agreement.
          18.3 All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, certified mail, return receipt requested facsimile transmission (with confirmation of transmission), or air courier which guarantees overnight delivery:
          If to Gambro:
               Gambro Renal Products, Inc.
               14143 Denver West Parkway
               Lakewood, CO 80401
               Attention: Marketing Manager, Bloodlines & Concentrates
               With a copy to: Chief Legal Counsel
          If to MDS:
               President
               Medisystems Corporation
               439 South Union Street, 5th Floor
               Lawrence, MA 01843
               With a copy to: General Counsel
or to such other address as to which either party may properly notify the other. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if sent by facsimile transmission; and on the day delivered, if sent by overnight air courier guaranteeing next day delivery.
          18.4 This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. This Agreement shall be assignable by either party with the written consent of the other; provided, however, that either party may assign this Agreement to any entity controlled by or under common control with such party and in such event the assigning party shall provide the other party with written notice of such assignment.
          18.5 This Agreement is deemed to have been entered into in the State of Delaware and its interpretation, construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the State of Delaware.
          18.6 In the event that a court of competent jurisdiction holds that particular provisions or requirements of this Agreement are in violation of any law, such provisions or requirements shall be enforced and shall remain in full force and effect to the extent they are not in violation of any such law or are not otherwise unenforceable, and all other provisions and requirements of this Agreement shall remain in full force and effect.

          18.7 This Agreement may be executed in two (2) original counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart hereof.
          18.8 Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
          18.9 The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the Parties as partners, joint venturers, or either Party as an agent or employee of the other. Neither Party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other Party to any contract, agreement or undertaking with any third party, and no conduct of the Parties shall be deemed to infer such right.
     19.0 DEFINITIONS
          The following list of defined terms used in this Agreement is provided for convenience only. Reference must be made to the relevant sections of this Agreement for the complete definitions.

19.1 The “Act” has the meaning set forth in Section 10.1.

19.2 “Action” has the meaning set forth in Section 13.6.

19.3 “Base Prices” means the prices indicated on Exhibit D as Base Prices [**] (Section 6.1).

19.4 “BTL” has the meaning set forth in Section 1.1.

19.5 “Calendar Quarter” means each three (3) month period ending on March 31, June 30, September 30 and December 31 during the Term of this Agreement

19.6 “Claiming Party” has the meaning set forth in Section 13.6.

19.7 “Codes” means the codes of each MDS Product that meet the Specifications (Section 3.1).

19.8 “Confidential Information” shall have the meaning given to it under the Non-Disclosure Agreement entered into between the Parties dated as of October 31, 2008.

19.9 “Contract Year” has the meaning set forth in Section 4.2.

19.10 “DDP Location” has the meaning set forth in Section 5.1.

19.11 “Delivery Order” means noncancellable monthly order(s) for MDS Products that Gambro commits to purchase from MDS (Section 4.5.).

19.12 “Delivery Window” has the meaning set forth in Section 5.3.

19.13 “Direct Costs” has the meaning set forth in Section 16.1

19.14 “Due Date” has the meaning set forth in Section 4.5.

19.15 “Effective Date” means the date set forth in the Preamble of this Agreement.

19.16 “Exclusive Period” has the meaning set forth in Section 4.2.

19.17 “Exclusive Products” has the meaning set forth in Section 4.3.

19.18 “FDA” has the meaning set forth in Section 10.1.

19.19 “Field Correction” has the meaning set forth in Section 16.1.

19.20 “Gambro” has the meaning set forth in the Preamble.

19.21 “Indemnifying Party” has the meaning set forth in Section 13.6

19.22 “Lot” has the meaning set forth in Section 11.2.

19.23 “MDR” has the meaning set forth in Section 11.10.

19.24 “MDS” has the meaning set forth in the Preamble.

19.25 “MDS Products” has the meaning set forth in Section 1.1.

19.26 “MSDS” (“Material Data Safety Sheets”) has the meaning set forth in Section 11.9.

19.27 “Order Date” has the meaning set forth in Section 4.5

19.28 “Premiums” means [**] (Section 6.3).

19.29 “Product Actions” has the meaning set forth in Section 16.1.

19.30 “Products” has the meaning set forth in Section 1.1.

19.31 “Quality Systems and GMP Requirements” means the current and any future quality system and good manufacturing practices regulations under 21 C.F.R. Part 820 to the extent that such regulations are applicable to any MDS Product, as such regulations are promulgated by the FDA. The applicable Quality Systems and GMP Requirements for any lot of MDS Product shall be those regulations in effect when such lot, or portion thereof, is manufactured for Gambro (Section 11.1)

19.32 “Recall” has the meaning set forth in Section 16.1.

19.33 “Specifications” means the specifications of the Codes as set forth in Exhibit C, or as such Exhibit may be amended from time to time pursuant to Sections 9.1 or 9.2 hereof, or as modified by Section 9.3 (Section 3.1).

19.34 “Term” means the five (5) year period beginning on the Effective Date of this Agreement and any extensions thereof (Section 2.1).

19.35 “Territory” means the United States of America (Exhibit A and Section 1.1).

19.36 “Training Materials” has the meaning set forth in Section 11.13.

19.37 “Unit of Sale” means the packaging which comprises multiples of each Code, whether such Codes are individually pouched or not, in cartons which are sealed, shippable and contain all such Codes’ labeling or references required by end-users and are described in Exhibit B (Section 10.5).

19.38 “Vendor Notice of Change” means the form set forth in Exhibit E (Section 9.3).
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first set forth above.
GAMBRO RENAL PRODUCTS, INC.

By:	/s/ Nick Mendez
Name: Nick Mendez
Title: President Gambro Americas
MEDISYSTEMS CORPORATION

By:	/s/ Jeffrey H. Burbank
Name: Jeffrey H. Burbank
Title: President and CEO

Exhibit A
Territory
The Territory is the United States of America for MDS Products sold to DaVita. The Territory is the United States of America for MDS BTL sold to [**]

Exhibit B
MDS PRODUCTS
List of Codes
[**]

Exhibit C — Specifications
(sample page)
[**]

Exhibit D
Base Prices

[**]

Exhibit E
VENDOR NOTICE OF CHANGE
Reference is made to the Extracorporeal Disposables Distribution Agreement dated                      between Medisystems Corporation and Gambro, pursuant to which MDS has agreed to notify Gambro in writing of any substantial change in design, components, or packaging of the MDS Products which may necessitate in-servicing or notification to end-users:

MDS hereby notifies Gambro of the following change:

Plans for initiation of this change are as follows:

MEDISYSTEMS CORPORATION

By:
Signature

Name:

Title:

Date:

Exhibit F
Medisystems Field Experience Worksheet
Date Received:
Received Via (Circle): Fax, Telephone, Letter            From:
Received By:
Incident Date:
No. of Patients/Donors:                     No. of Incidents:
Product Code:
Lot Numbers(s):
No. of Products Involved:
Complainant: Name:
Title:
Health Care Professional (Circle): Yes/No
Occupation:
Facility:
Address:
City:                     State & Zip:
Telephone: (___)
Complainant’s Ref. No:
Distributor(s):
Contact:
Complaint Description:

Patient/Donor Injury? (Circle): Yes / No

     If yes, describe injury and any medical intervention (i.e., transfusion) required:

Blood Loss? (Circle): Yes/No.	Amount of Blood Loss:	<20cc. 20-100cc. >100cc.
Exact Amount if Available; if not circle closest estimate
As appropriate list device and/or machine codes and lots which interfaced with the complaint device: Item:
Code:                     Lot:
Item:                     Code:                     Lot:
Will the complainant return samples? Yes / No.
Samples may be returned via Fedex with billing to Medisystems Account # 1058-39626
Did the user clinic or distributor file a MedWatch form with the FDA? (Circle) Yes / No

(Signature)	(Date)
Immediately fax form with all available information to Medisystems Corporation